Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 7 to the Registration Statement on Form S-11 of New Residential Investment Corp. of our report dated March 26, 2014 relating to the consolidated and combined financial statements of SpringCastle Finance, LLC, SpringCastle Credit, LLC, SpringCastle America, LLC and SpringCastle Acquisition, LLC, which appears in New Residential Investment Corp.’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

April 3, 2014